UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2006

FAVRILLE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10445 PACIFIC CENTER COURT
SAN DIEGO, CALIFORNIA		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 526-8000
(Registrants telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On December 13, 2006, Favrille, Inc. is hosting a post-ASH data briefing to discuss the positive long-term follow-up data from the Company’s Phase 2 clinical trial of FavId® reported at the American Society of Hematology (ASH) Annual Meeting, which concluded on Tuesday in Orlando, and the implications for the Company’s ongoing Phase 3 clinical trial. The event will be held at the InterContinental hotel in New York City at 4:30 p.m. Eastern Time. In addition to Favrille’s management team, Paul Hamlin, M.D., Memorial Sloan-Kettering Cancer Center in New York, and John Timmerman, M.D., Division of Hematology and Oncology at the University of California, Los Angeles, will participate in the briefing. The matters to be discussed at the briefing are summarized below. A full replay of the event will be available at www.favrille.com until January 13, 2007.

Phase 2 Clinical Trial Data

In an oral presentation at the ASH Annual Meeting on Monday, co-primary investigator Jane N. Winter, M.D., Feinberg School of Medicine at Northwestern University, reported that the administration of FavId following Rituxan® induction therapy appears to extend time to disease progression (TTP) compared to historical data in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL). In particular, data from Favrille’s Phase 2 clinical trial showed that patients who have a clinical response to Rituxan and all treatment-naïve patients as a group who receive FavId following Rituxan have not reached median time to tumor progression 32 months from the end of patient enrollment. Furthermore, 12 of the 13 patients in the trial who converted to complete remission following the initiation of FavId remain in complete remission.

Phase 3 Clinical Trial Update

Favrille’s pivotal, double-blind, placebo-controlled Phase 3 clinical trial of FavId following Rituxan induction therapy is being conducted under a Special Protocol Assessment received from the U.S. Food and Drug Administration (FDA) as amended in May 2005. Last month Favrille announced that the Data Monitoring Committee (DMC) completed its prospectively planned interim analysis of a secondary endpoint in the Company’s ongoing Phase 3 clinical trial of FavId following Rituxan induction therapy in patients with follicular B-cell NHL. Additional data on patients enrolled in the trial were reported at the ASH Annual Meeting in Orlando on Sunday.

The interim analysis showed that 46% of patients in the trial converted to complete remission over time. The DMC indicated that the analysis did not demonstrate a statistically significant difference between treatment and control groups in the secondary endpoint of response improvement. The primary endpoint in the trial is TTP. The interim analysis was conducted on 233 randomized patients who had been followed for 12 months or more. Approximately 80% of the patients were treatment-naïve prior to entering the trial. The trial has randomized a total of 349 patients, approximately 200 of whom have not progressed and remain on study. Based on recently published reports regarding TTP in treatment-naïve patients treated with Rituxan, the Company has reassessed the assumptions for the placebo group in the trial and its impact on the TTP analysis.

To meet the statistical assumptions for the trial, the recently published data suggest that the trial needs to reach a differential between treatment and control groups of 7.8 months at a p-value <0.05, or 9.7 months at a p-value <0.01. As a result, it is estimated that the trial must demonstrate an overall TTP in the treatment group ranging from 25.5 months to 27.4 months post randomization. Analysis of the primary endpoint, TTP, is event driven and requires progression of approximately 248 patients. This is currently projected to occur during the fourth quarter of 2007.

The interim analysis of response in the first 233 patients enrolled in Favrille’s 349-patient Phase 3 trial and newly published data on response rate and TTP in treatment naïve patients treated with Rituxan in the same way Favrille uses it for induction of response has provided Favrille the opportunity to reassess its statistical plan and expectations regarding the TTP analysis of Favrille’s Phase 3 trial. Favrille is encouraged by the high rate of complete remissions from its interim analysis and believes that the newly published data will allow it to make better estimates of anticipated results in the control arm of Favrille’s Phase 3 study. Favrille also believes that the TTP data from its Phase 2 trial, which are now out beyond Favrille’s newly revised TTP hurdle in the pivotal Phase 3 trial in spite of the fact that a less responsive population was enrolled in the Phase 2 trial, are encouraging. Favrille remains optimistic about durability of response in FavId-treated patients and looks forward to its TTP analysis next year. In the meantime, the Company plans to continue construction and validation of its commercial scale facility and preparation for filing the chemistry manufacturing and controls part of its Biologics License Application (BLA).

Statements in the foregoing summary that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress, timing and results of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; potential delays in patient enrollment; whether patients treated with FavId will have sufficiently durable response; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this Current Report on Form 8-K and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAVRILLE, INC.

	By:	/s/ Tamara A. Seymour
Date: December 13, 2006		Tamara A. Seymour
Chief Financial Officer